Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

West Marine, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of West Marine, Inc. adopted by unanimous written consent resolutions setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is us follows:

RESOLVED, that Article FIFTH, Section 1 of the Certificate of Incorporation of this Corporation be amended to read as follows:

FIFTH: Section 1.Classes and Number of Shares.

The total number of shares of all classes of stock which this corporation shall have authority to issue is 51,000,000 shares which will consist of Preferred Stock and Common Stock. The classes and the aggregate number of shares of stock of each class which this corporation shall have authority to issue are as follows:

(i) 50,000,000 shares of Common Stock, $0.001 par value per share (hereinafter the “Common Stock”);

(ii) 1,000,000 shares of Preferred Stock, $0.001 par value per share, with such rights, privileges, restrictions and preferences as the Board of Directors may authorize from time to time hereinafter the “Preferred Stock”).

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law. of the State of Delaware.

IN WITNESS WHEREOF, said West Marine, Inc. has caused this. certificate to be signed by Crawford L. Cole, its President, and attested by John C. Zott, its Secretary, this 8th day of May, 1996.

WEST MARINE, INC.

By:	Crawford L. Cole
Crawford L. Cole, President

ATTEST:
By:	/s/ John C. Zott
John C. Zott, Secretary

CERTIFICATE OF INCORPORATION

WEST MARINE, INC.

FIRST: The name of this corporation is: WEST MARINE, INC.

SECOND: The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

THIRD: The name and mailing address of the incorporator of the corporation is:

Ms. Theresa A. Mrozek

Orrick, Herrington & Sutcliffe

Old Federal Reserve Bank Building

400 Sansome Street

San Francisco, California 94111

FOURTH: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FIFTH: Section 1. Classes and Number of Shares.

The total number of shares of all classes of stock which this corporation shall have authority to issue is 21,000,000 shares which will consist of Preferred Stock and Common Stock. The classes and the aggregate number of shares of stock of each class which this corporation shall have authority to issue are as follows:

(i) 20,000,000 shares of Common Stock, $0.001 par value per share hereinafter the “Common Stock”);

(ii) 1,000,000 shares of Preferred Stock, $0.001 par value per share, with such rights, privileges, restrictions and preferences as the Board of Directors may authorize from time to time (hereinafter the “Preferred Stock”).

SIXTH: Section 1. Number of Directors.

The number of directors which shall constitute the whole Board of Directors of this corporation shall be as specified in the by-laws of this corporation.

Section 2. Limited Liability.

To the fullest extent permitted by the General Corporation Law of the State of Delaware (as such law currently exists or may hereafter be amended so long as any such amendment authorizes action further eliminating or limiting the personal liabilities of directors), a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation with respect to any act or omission occurring prior to the time of such repeal or modification.

SEVENTH: Meetings of stockholders may be held within or without the State of Delaware as the by-laws may provide. The books of the corporation may be kept, subject to any provision contained in the statutes, outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation. Stockholders shall not be entitled to request the election of directors by written ballot unless a by-law of the corporation shall authorize such a vote by written ballot.

EIGHTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind from time to time any or all of the by-laws of the corporation; including by-law amendments increasing or reducing the authorized number of directors.

The undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set forth his hand this 24th day of September, 1993.

/s/ Therese A. Mrozek
Therese A. Mrozek